  Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2016 Third Quarter Financial Results

Houston, Texas – November 4, 2016 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported third quarter 2016 net income attributable to controlling interests of $58 million and distributable cash flow of $69 million.

"Our diverse portfolio of pipeline assets continued to deliver strong financial results this quarter, generating increased earnings and cash flow compared to the same quarter in 2015," said Brandon Anderson, President of TC PipeLines, GP, Inc. "Our results reflect the addition of PNGTS to our partnership along with solid results from both GTN and Great Lakes during the quarter. GTN continued to benefit from increased demand for its short-term transportation services and contracting on Great Lakes has improved year-over-year."

Third Quarter 2016 Highlights (All financial figures are unaudited)

o	Generated net income attributable to controlling interests of $58 million
o	Generated distributable cash flow of $69 million
o	Paid cash distributions of $65 million
o	Declared cash distributions of $0.94 per common unit
o	Raised net proceeds of approximately $35 million in common equity through the Partnership's At-The-Market (ATM) equity issuance program and through a General Partner contribution

The Partnership's financial highlights for the third quarter of 2016 compared to the third quarter of 2015 were:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015
Net income attributable to controlling interests	58	49	185	150
Net income per common unit – basic and diluted (a)	$0.65	$0.70	$2.51	$2.23

Cash distributions paid	(65)	(59)	(184)	(169)
Class B distributions paid	-	-	(12)	-
Cash distributions declared per common unit	$0.94	$0.89	$2.77	$2.62

EBITDA (b)	96	86	300	266
Distributable cash flow (b)	69	68	245	217

Weighted average common units outstanding (millions) – basic and diluted (c)	66.1	64.0	65.3	63.8
Common units outstanding at end of period (millions) (c)	66.6	64.0	66.6	64.0

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of EBITDA and Distributable cash flow in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

(c)
During the third quarter of 2016, the Partnership issued 650,519 common units under the ATM program generating net proceeds of approximately $35 million, including our General Partner's proportionate equity contribution of approximately $0.7 million to maintain its two percent effective interest, net of approximately $0.4 million of commissions to our sales agents.

Recent Developments

Cash Distributions – On October 20, 2016, the board of directors of our General Partner declared the Partnership's third quarter 2016 cash distribution in the amount of $0.94 per common unit payable on November 14, 2016 to unitholders of record as of November 1, 2016. The declared distribution to our General Partner will include a $1.3 million distribution for its effective two percent general partner interest and an IDR payment amounting to $1.9 million for a total distribution of $3.2 million.

Recent Conclusion of TransCanada MLP Strategy Review – TransCanada, the ultimate parent company of our General Partner, recently announced the execution of an agreement to acquire all of the outstanding publicly-held common units of Columbia Pipeline Partners LP and stated that the decision to acquire Columbia Pipeline Partners completed its review of strategic alternatives for its master limited partnership (MLP) holdings following its acquisition of Columbia Pipeline Group, Inc. This acquisition will leave TransCanada with a single MLP in TC PipeLines, LP, which it describes as a core element of TransCanada's future strategy.

TransCanada is advancing CAD $25 billion of near-term capital projects, approximately CAD $7.5 billion of which has been invested to date with the remainder to be spent largely over the next three years. TransCanada says it intends to prudently fund its capital program in a manner that is consistent with maintaining its financial strength, including dropdowns to the Partnership.

Three Months Ended September 30, 2016 Results of Operations

For the three months ended September 30, 2016, net income attributable to controlling interests increased by $9 million compared to the same period in 2015 mainly due to higher revenues from our wholly-owned subsidiaries together with higher equity earnings from unconsolidated affiliates:
Transmission revenues - the $8 million increase was primarily due to:

●	higher discretionary revenues on GTN from short-term services sold to its customers; and
●	new revenues from GTN's Carty lateral system which was placed in service in October 2015.

Earnings from equity investments - the $7 million increase was mainly attributable to:

●	higher equity earnings from Great Lakes primarily due to higher transportation revenues resulting from higher levels of contracted volumes; and
●	the acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016.

Additionally, our EBITDA increased by $10 million compared to the same period in 2015 primarily due to higher transmission revenues on GTN and higher equity earnings from our equity investments.

Our Distributable cash flow remained comparable to that of the prior period primarily due to the same factors that impacted our EBITDA offset by higher distributions allocable to Class B units in 2016 compared to 2015.

Nine months Ended September 30, 2016 Cash Flow Analysis

The Partnership's net cash provided by operating activities increased by $27 million for the nine months ended September 30, 2016 compared to the same period in 2015 primarily due to higher earnings.
The Partnership's net cash used in investing activities decreased by $117 million as we invested a lesser amount for our recent acquisition of PNGTS compared to our investment during the same period in 2015. In 2015, we paid $264 million to acquire the remaining 30 percent interest in GTN compared to $193 million paid for the acquisition of a 49.9 percent interest in PNGTS in 2016. Additionally, we received higher net distributions in 2016 from our equity investments offset by higher capital expenditures in 2015 due to expenditures related to the construction of the Carty Lateral.
The Partnership's net cash provided by financing activities decreased by $113 million in the nine months ended September 30, 2016 compared to the same period in 2015 primarily due to the net effect of:
●	$188 million decrease in net issuances of debt in 2016 as compared with 2015;
●	$92 million increase in our ATM equity issuances in 2016 as compared with 2015;
●	$15 million increase in distributions paid to our common units including our General Partner's two percent share and its related IDRs;
●	$12 million of distributions paid to Class B units in 2016; and
●	$9 million of distributions paid to TransCanada as the non-controlling interest owner of GTN until March 31, 2015.

At September 30, 2016, the Partnership's available borrowing capacity under its $500 million credit facility was $280 million.

About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2015 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Non-GAAP Measures
This news release contains references to non-GAAP measures, including EBITDA and Distributable Cash Flow that do not have any standardized meaning as prescribed by GAAP and therefore are unlikely to be comparable to similar measures presented by other companies. Distributable cash flow information and EBITDA are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and the cash generating performance of our assets. The non-GAAP measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. The calculation of EBITDA and Distributable Cash Flow are reconciled to Net Income, the most comparable GAAP measure, and are included as part of this release. For more information on non-GAAP measures, refer to our Annual Report on Form 10-K for the year-ended December 31, 2015 as filed with the SEC.

Media Inquiries:	Mark Cooper/James Millar	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015

Transmission revenues	91	83	266	255
Equity earnings from unconsolidated affiliates	24	17	88	63
Operation and maintenance expenses	(14)	(12)	(36)	(36)
Property taxes	(4)	(5)	(14)	(16)
General and administrative	(1)	(1)	(5)	(5)
Depreciation	(21)	(21)	(64)	(63)
Financial charges and other	(17)	(12)	(50)	(41)
Net income	58	49	185	157

Net income attributable to non-controlling interests	-	-	-	7
Net income attributable to controlling interests	58	49	185	150

Net income attributable to controlling interest allocation

Common units	43	45	164	143
General Partner	4	2	9	5
Class B units	11	2	12	2
	58	49	185	150

Net income per common unit - basic and diluted (a)	$ 0.65	$ 0.70	$ 2.51	$ 2.23

Weighted average common units outstanding (millions) - basic and diluted	66.1	64.0	65.3	63.8

Common units outstanding, end of period (millions)	66.6	64.0	66.6	64.0
(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2016, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million (2015 – less $15 million). During the six months ended June 30, 2016, the threshold was exceeded and during the nine months ended September 30, 2016, 30 percent of GTN's total distributable cash flow amounted to $32 million. As a result, $12 million of net income attributable to controlling interests was allocated to the Class B units at September 30, 2016, of which $1 million and $11 million was allocated during the three months ended June 30, 2016 and September 30, 2016, respectively. From April 1, 2015 to September 30, 2015, 30 percent of GTN's total distributable cash flow was $17 million. As a result, $2 million of net income attributable to controlling interests was allocated to the Class B units for both the three and nine months ended September 30, 2015.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)	September 30,	December 31,
(millions of dollars)	2016	2015
Assets
Current Assets
Cash and cash equivalents	72	39
Accounts receivable and other	35	35
Inventories	7	7
	114	81
Investments in unconsolidated affiliates	1,042	965
Plant, property and equipment	1,895	1,949
Goodwill	130	130
Other assets (a)	-	1
	3,181	3,126

Liabilities and Partners' Equity
Current Liabilities
Accounts payable and accrued liabilities	28	32
Accounts payable to affiliates	5	5
Accrued interest	13	8
Current portion of long-term debt	27	14
	73	59
Long-term debt	1,896	1,889
Other liabilities	28	27
	1,997	1,975

Common units subject to rescission (b)	83	-

Partners' Equity
Common units	971	1,021
Class B units	107	107
General partner	26	25
Accumulated other comprehensive loss	(3)	(2)
Controlling interests	1,101	1,151
	3,181	3,126

(a)
As a result of the application of ASU no. 2015-03 and similar to the presentation of debt discounts, debt issuance costs of $7 million at December 31, 2015 previously reported as other assets in the balance sheet were reclassified as an offset against debt.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued after the filing of our Form 10-K on February 26, 2016 up to and including June 30, 2016 under our ATM program may be subject to rescission rights for an amount equal to the purchase price paid for the units (or the difference between the purchase price paid and the price at which the units were sold, assuming a loss), plus statutory interest and less any distributions paid, upon the return of the units to us. These rights expire one year from the date of purchase of the unit. No unitholder has claimed or attempted to exercise any rescission rights to date.
As a result, at September 30, 2016, the Partnership classified all the 1.6 million common units described above, outside of equity given the potential redemption feature which is not within the control of the Partnership. These units are treated as outstanding for financial reporting purposes.
The total amount transferred  outside of equity was approximately $83 million which includes interest and less distributions paid and includes our General Partner's share to maintain its effective two percent interest.

For more information refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2016 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

(unaudited)	Nine months ended September 30,
(millions of dollars)	2016	2015

Cash Generated From Operations
Net income	185	108
Depreciation	64	42
Amortization of debt issuance costs	1	1
Equity allowance for funds used during construction	-	(1)
Equity earnings in excess of cumulative distributions:
PNGTS	(2)	-
Change in operating working capital	8	1
	256	151
Investing Activities
Cumulative distributions in excess of equity earnings:
Northern Border	31	13
Great Lakes	19	10
Investment in Great Lakes	(4)	(4)
PNGTS Acquisition	(193)	-
Acquisition of the remaining 30 percent interest in GTN	-	(264)
Capital expenditures	(21)	(12)
Other	3	(1)
	(165)	(258)
Financing Activities
Distributions paid	(184)	(110)
Distributions paid to Class B units	(12)	-
Distributions paid on non-controlling interests	-	(9)
Common unit issuance, net	35	26
Common unit issuance subject to rescission, net	83	-
Equity contribution by the General Partner related to GTN Acquisition	-	2
Long-term debt issued, net of discount	200	424
Long-term debt repaid	(180)	(205)
Debt issuance costs	-	(3)
	(58)	125
Increase in cash and cash equivalents	33	18
Cash and cash equivalents, beginning of period	39	26
Cash and cash equivalents, end of period	72	44

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

(unaudited)		Three months ended September 30		Nine months ended September 30
(millions of dollars except per common unit amounts)		2016	2015	2016	2015
Net Income		$ 58	$ 49	$ 185	$ 157
Add:
	Interest expense (a)	17	16	51	45
	Depreciation and amortization	21	21	64	64

EBITDA		$ 96	$ 86	$ 300	$ 266

Add:
	Distributable cash flow from equity investments (b)
	Northern Border	23	23	67	69
	Great Lakes	5	3	28	21
	PNGTS (c)	3	-	19	-
		31	26	114	90
Less:
	Equity earnings
	Northern Border	(18)	(16)	(52)	(50)
	Great Lakes	(4)	(1)	(23)	(13)
	PNGTS (c)	(2)	-	(13)	-
		(24)	(17)	(88)	(63)
Less:
	Equity AFUDC	-	(1)	-	(1)
	Interest expense	(17)	(16)	(51)	(45)
	Distributions to non-controlling interests (d)	-	-	-	(11)
	Maintenance capital expenditures (e)	(2)	(6)	(9)	(12)

Total Distributable Cash Flow		$ 84	$ 72	$ 266	$ 224

	General Partner distributions declared (f)	(4)	(2)	(9)	(5)
	Distributions allocable to Class B units (g)	(11)	(2)	(12)	(2)

Distributable Cash Flow		$ 69	$ 68	$ 245	$ 217

(a)	Interest expense as presented here includes net realized loss related to interest rate swaps.
(b)
Amounts here are calculated in accordance with the cash distribution policies of these entities.  Distributions from each of our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(c)
Our equity investee PNGTS has $22 million of senior secured notes payment due in 2016, of which the Partnership's share is approximately $11 million. While PNGTS debt repayments are not funded with cash calls to its owners, PNGTS has historically funded its scheduled debt repayments and other cash needs such as tax payments, by adjusting its available cash for distribution, which effectively reduces the net cash that we actually receive as distributions from PNGTS.  Accordingly, these amounts represent our 49.9 percent share of distributions from PNGTS' available cash before our proportionate share of the total debt repayment of PNGTS.

(d)	Distributions to non-controlling interests represent the respective share on our consolidated entities' quarterly distributable cash not owned by us during the current reporting period.
(e)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, our assets' operating capacity, system integrity and reliability.  Accordingly, this amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures on our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(f)
Distributions declared to the General Partner for the three and nine months ended September 30, 2016 included an incentive distribution of approximately $2 million and $5 million, respectively (2015 -  $1 million and $2 million).

(g)
During the nine months ended September 30, 2016, 30 percent of GTN's total distributions amounted to $32 million. As a result of exceeding the $20 million threshold since the end of the second quarter of 2016, $12 million was allocated to the Class B units for the nine months ended September 30, 2016, of which $1 million and $11 million were allocated during the three months ended June 30, 2016 and September 30, 2016, respectively. From April 1 to September 30, 2015, 30 percent of GTN's total distributable cash flow amounted to $17 million.  As a result, $2 million of net income attributable to controlling interests was allocated to the Class B units for both the three and nine months ended September 30, 2015.